Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

- Achieves Records in Net Sales of $142.4 million and Adjusted Pro Forma EPS of $0.62 -
SANTA ANA, CA – November 7, 2013 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three and nine months ended September 30, 2013.

Paul Arling, UEI's Chairman and CEO, stated: “Our record quarterly performance was supported by strength in subscription broadcasting as both domestic and international markets delivered growth. Leveraging our core business, technologies and patents, we have begun recording initial licensing sales from the fast-growing smart devices market. We are beginning to gain traction with the world’s largest mobile device manufacturers, gaming companies and over-the-top service providers to incorporate UEI’s advanced technology into an expanding array of consumer electronics devices. We remain very excited about the opportunities for UEI and our ability to connect and control new and advanced wireless technologies as the industry continues to evolve.”
Adjusted Pro Forma Financial Results for the Three Months Ended September 30: 2013 Compared to 2012

•	Net sales were $142.4 million, compared to $124.9 million.

•	Business Category revenue was $129.7 million, compared to $111.9 million. The Business Category contributed 91.1% of total net sales, compared to 89.6%.

•	Consumer Category revenue was $12.7 million, compared to $13.0 million. The Consumer Category contributed 8.9% of total net sales, compared to 10.4%.

•	Gross margins were 28.6%, compared to 29.4%.

•	Operating expenses were $28.9 million, compared to $25.5 million.

•	Operating income was $11.8 million, compared to $11.2 million.

•	Net income was $9.7 million, or $0.62 per diluted share, compared to $8.1 million, or $0.54 per diluted share.

•	At September 30, 2013, cash and cash equivalents, net of debt, was $44.6 million, compared to $34.4 million at September 30, 2012.
Adjusted Pro Forma Financial Results for the Nine Months Ended September 30: 2013 Compared to 2012

•	Net sales were $393.2 million, compared to $345.3 million.

•	Gross margins were 28.4%, compared to 28.5%.

•	Operating expenses were $83.6 million, compared to $75.9 million.

•	Operating income was $28.1 million, compared to $22.7 million.

•	Net income was $20.8 million, or $1.35 per diluted share, compared to $17.1 million, or $1.13 per diluted share.
Financial Outlook
For the fourth quarter of 2013, the company expects net sales to range between $126.0 million and $134.0 million, compared to $117.8 million in the fourth quarter of 2012. Adjusted pro forma earnings per diluted share for the fourth quarter of 2013 are expected to range from $0.42 to $0.52, compared to adjusted pro forma earnings per diluted share of $0.42 in the fourth quarter of 2012.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, November 7, 2013 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its third quarter 2013 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 86975386. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 86975386.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company's performance that are not required by, and are not presented in accordance with GAAP. The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions. Non-GAAP operating expenses are defined as operating expenses excluding amortization of intangibles acquired, employee related restructuring costs and certain costs incurred for years preceding the acquisition of Enson Assets Limited. Non-GAAP net income is defined as net income from operations excluding the aforementioned items and the related tax effects as well as additional reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited. A reconciliation of non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the Company due to the continued strength of its core businesses, technologies and patents; the continued innovation of products and advanced technologies that will attract new customers in existing and new markets, including advanced wireless products and platforms; the continued expansion of the Company's technologies into smart devices (such as smartphones, tablets, smart TVs, IPTV devices, game consoles and over-the-top-services) and the continued growth of the smart device markets; the Company’s continued ability to successfully license its technologies into the growing smart device markets; the benefits the Company expects via the continued strength of its subscription broadcasting businesses, both domestically and internationally; and other factors described in the Company's filings with the U.S. Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

– Tables Follow –

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$44,602	$44,593
Accounts receivable, net	103,466	91,048
Inventories, net	103,579	84,381
Prepaid expenses and other current assets	3,573	3,661
Income tax receivable	12	270
Deferred income taxes	5,102	5,210
Total current assets	260,334	229,163
Property, plant, and equipment, net	76,662	77,706
Goodwill	30,961	30,890
Intangible assets, net	27,632	29,835
Other assets	5,096	5,361
Deferred income taxes	6,252	6,369
Total assets	$406,937	$379,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,153	$59,831
Line of credit	—	—
Accrued compensation	35,529	33,398
Accrued sales discounts, rebates and royalties	7,165	8,093
Accrued income taxes	2,756	3,668
Deferred income taxes	56	41
Other accrued expenses	10,550	10,644
Total current liabilities	113,209	115,675
Long-term liabilities:
Deferred income taxes	10,549	10,687
Income tax payable	525	525
Other long-term liabilities	2,082	1,787
Total liabilities	126,365	128,674
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 22,133,206 and 21,491,398 shares issued on September 30, 2013 and December 31, 2012, respectively	221	215
Paid-in capital	194,360	180,607
Accumulated other comprehensive income (loss)	2,641	1,052
Retained earnings	187,979	170,569
	385,201	352,443
Less cost of common stock in treasury, 6,634,641 and 6,516,382 shares on September 30, 2013 and December 31, 2012, respectively	(104,629)	(101,793)
Total stockholders’ equity	280,572	250,650
Total liabilities and stockholders’ equity	$406,937	$379,324

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$142,389	$124,871	$393,220	$345,307
Cost of sales	101,940	88,433	282,386	247,572
Gross profit	40,449	36,438	110,834	97,735
Research and development expenses	4,182	3,521	12,463	10,408
Selling, general and administrative expenses	25,796	23,383	74,029	69,015
Operating income	10,471	9,534	24,342	18,312
Interest income (expense), net	47	(24)	60	(112)
Other income (expense), net	(717)	(65)	(2,897)	(515)
Income before provision for income taxes	9,801	9,445	21,505	17,685
Provision for income taxes	1,178	2,595	4,095	4,050
Net income	$8,623	$6,850	$17,410	$13,635
Earnings per share:
Basic	$0.56	$0.46	$1.15	$0.91
Diluted	$0.55	$0.45	$1.13	$0.90
Shares used in computing earnings per share:
Basic	15,324	14,984	15,129	14,931
Diluted	15,743	15,099	15,462	15,087

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash provided by (used for) operating activities:
Net income	$17,410	$13,635
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	13,387	12,948
Provision for doubtful accounts	140	72
Provision for inventory write-downs	1,988	2,148
Deferred income taxes	127	146
Tax benefit from exercise of stock options and vested restricted stock	1,040	(160)
Excess tax benefit from stock-based compensation	(1,011)	(49)
Shares issued for employee benefit plan	598	620
Stock-based compensation	3,950	3,447
Changes in operating assets and liabilities:
Accounts receivable	(12,734)	(10,876)
Inventories	(20,701)	15,758
Prepaid expenses and other assets	352	(282)
Accounts payable and accrued expenses	(3,015)	(8,335)
Accrued income and other taxes	(729)	(1,428)
Net cash provided by (used for) operating activities	802	27,644
Cash used for investing activities:
Acquisition of property, plant, and equipment	(7,978)	(6,525)
Acquisition of intangible assets	(978)	(802)
Net cash used for investing activities	(8,956)	(7,327)
Cash provided by (used for) financing activities:
Issuance of debt	19,500	12,000
Payment of debt	(19,500)	(21,600)
Proceeds from stock options exercised	8,487	1,425
Treasury stock purchased	(3,153)	(619)
Excess tax benefit from stock-based compensation	1,011	49
Net cash provided by (used for) financing activities	6,345	(8,745)
Effect of exchange rate changes on cash	1,818	272
Net increase (decrease) in cash and cash equivalents	9	11,844
Cash and cash equivalents at beginning of year	44,593	29,372
Cash and cash equivalents at end of year	$44,602	$41,216

Supplemental Cash Flow Information:
Income taxes paid	$3,319	$6,494
Interest payments	$44	$245

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands, except share-related data)
(Unaudited)

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$142,389	$—	$142,389	$124,871	$—	$124,871
Cost of sales (1)	101,940	(277)	101,663	88,433	(277)	88,156
Gross profit	40,449	277	40,726	36,438	277	36,715
Research and development expenses	4,182	—	4,182	3,521	—	3,521
Selling, general and administrative expenses (2)	25,796	(1,033)	24,763	23,383	(1,376)	22,007
Operating income	10,471	1,310	11,781	9,534	1,653	11,187
Interest income (expense), net	47	—	47	(24)	—	(24)
Other income (expense), net	(717)	—	(717)	(65)	—	(65)
Income before provision for income taxes	9,801	1,310	11,111	9,445	1,653	11,098
Provision for income taxes (3)	1,178	214	1,392	2,595	392	2,987
Net income	$8,623	$1,096	$9,719	$6,850	$1,261	$8,111
Earnings per share diluted	$0.55	$0.07	$0.62	$0.45	$0.08	$0.54

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	393,220	$—	$393,220	$345,307	$—	$345,307
Cost of sales (4)	282,386	(831)	281,555	247,572	(831)	246,741
Gross profit	110,834	831	111,665	97,735	831	98,566
Research and development expenses	12,463	—	12,463	10,408	—	10,408
Selling, general and administrative expenses (5)	74,029	(2,920)	71,109	69,015	(3,573)	65,442
Operating income	24,342	3,751	28,093	18,312	4,404	22,716
Interest income (expense), net	60	—	60	(112)	—	(112)
Other income (expense), net	(2,897)	—	(2,897)	(515)	—	(515)
Income before provision for income taxes	21,505	3,751	25,256	17,685	4,404	22,089
Provision for income taxes (6)	4,095	314	4,409	4,050	934	4,984
Net income	$17,410	$3,437	$20,847	$13,635	$3,470	$17,105
Earnings per share diluted	$1.13	$0.22	$1.35	$0.90	$0.23	$1.13

(1)
To reflect depreciation expense of $0.3 million for each of the three months ended September 30, 2013 and 2012, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(2)
To reflect amortization expense of $0.7 million for each of the three months ended September 30, 2013 and 2012, related to intangible assets acquired as part of acquisitions. In the third quarter of 2013, there were $0.3 million of additional costs incurred relating to the settlement of a software audit for infringements that occurred prior to the acquisition of Enson Assets Limited. In the third quarter of 2012, there were approximately $0.2 million of additional costs incurred relating primarily to other employee related restructuring costs. Also, in the third quarter of 2012 we moved our corporate headquarters from Cypress, CA to Santa Ana, CA, and as a result, incurred approximately $0.4 million of costs associated specifically with the move.

(3)	To reflect the tax effect of the adjustments.

(4)
To reflect depreciation expense of $0.8 million for each of the nine months ended September 30, 2013 and 2012, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(5)
To reflect amortization expense of $2.2 million for each of the nine months ended September 30, 2013 and 2012, related to intangible assets acquired as part of acquisitions. Also, for the nine months ended September 30, 2013, there were $0.4 million of additional costs incurred relating to other employee restructuring costs, as well as $0.3 million incurred relating to the settlement of a software audit for infringements that occurred prior to the acquisition of Enson Assets Limited. For the nine months ended September 30, 2012, there were approximately $0.8 million of other employee restructuring costs incurred as well as $0.5 million incurred relating to moving our corporate headquarters from Cypress, CA to Santa Ana, CA.

(6)
To reflect the tax effect of the adjustments. In addition, the nine months ended September 30, 2013 also includes $0.4 million of additional tax reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited.